                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          General Binding Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock; Par Value $0.125 Per Share
                Class B Common Stock, par value $0.125 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  369154 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                August 17, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 369154 10 9                  13G                     Page 2 of 4 Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Lane Industries, Inc.
        36-2668230
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                  [ ]

        Not Applicable
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        CO/HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                               Page 3 of 4 Pages


This Amendment No. 1 hereby amends the Schedule 13D originally filed on May 5, 2005 by Lane Industries, Inc.


ITEM 1.    (a) NAME OF ISSUER:

               General Binding Corporation ("Issuer")

           (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1 GBC Plaza
               Northbrook, Illinois 60062

ITEM 2.    (a) NAME OF PERSON FILING:

               Lane Industries, Inc. ("Lane")

           (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               One Lane Center
               Northbrook, Illinois 60062

           (c) CITIZENSHIP:

               Lane is a corporation incorporated under the laws of the State of Delaware.

           (d) TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $0.125 per share.

               Class B Common Stock, par value $0.125 per share.

           (e) CUSIP NUMBER:

               369154 10 9


ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

           This Statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c).


ITEM 4.    OWNERSHIP:

           (a) AMOUNT BENEFICIALLY OWNED:

                   0

           (b) PERCENT OF CLASS:

                   0%

           (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                                               Page 4 of 4 Pages


               (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                     0

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                     0

               (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                     0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION.

           Not Applicable.




         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             LANE INDUSTRIES, INC.

Dated: September 8, 2005                     By: /s/ Arthur J. Schiller
                                                 -------------------------------
                                                 Arthur J. Schiller
                                                 Senior Vice President,
                                                 Secretary and General Counsel